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Exhibit 1.1

      KONGZHONG CORPORATION ELECTS MR. HANHUI SUN TO THE BOARD OF DIRECTORS

Beijing, China, June 21, 2005 - KongZhong Corporation (NASDAQ: KONG), a leading provider of advanced second-generation (2.5G) wireless value-added services in China, announces that Mr. Fan Zhang has resigned from the Company's Board of Directors, effective July 1, 2005.

Commenting on Mr. Zhang's resignation, KongZhong's Chairman, Yunfan Zhou, said:
"Fan has been a Director since 2002. He has made tremendous contributions to the Company's growth and success. We would like to thank him for his services."

The Board of Directors has elected Mr. Hanhui Sun to fill the vacancy, effective July 1, 2005, based on a recommendation by the Board's Nomination Committee. Mr. Sun will be an independent director and will serve on the Audit Committee.

Mr. Sun is currently a Deputy General Manager of the Associated Container Business of Maersk (China) Shipping and is responsible for financial reporting and for the operation of several subsidiaries. Previously, Mr. Sun acted as the Financial Controller of SouFun.com, a real estate portal in China, from 2004 to 2005. From 1995 to 2004, Mr. Sun worked in KPMG's auditing practice, including 8 years at KPMG in Beijing, China, where he was an audit senior manager, and 2 years at KPMG in Los Angeles, U.S.A. Mr. Sun earned a Bachelor degree from the Beijing Institute of Technology in 1993, majoring in Business Administration. He is a Certified Public Accountant in China.

When Mr. Sun takes up his Board seat, three out of KongZhong's five Board members will be independent directors, and all three audit committee members will be independent. Given Mr. Sun's strong accounting and financial experience, the Board deems him an "audit committee financial expert" under the definition of the U.S. Securities and Exchange Commission. The Company believes that with Mr. Sun's participation, the Board will satisfy all of the NASDAQ Listing Rules related to Board composition.

Commenting on the appointment, KongZhong's Chairman, Yunfan Zhou, said: "We are very pleased to have Hanhui join our Board. We believe his business and accounting experience will add great value to the Company and enhance our corporate governance. We look forward to working closely with him."

About KongZhong:
KongZhong Corporation is a leading provider of advanced second-generation (2.5G) wireless interactive entertainment, media, and community services to consumers in China. The Company delivers a broad range of services through multiple technology platforms, which users can access



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directly from their mobile phones by choosing an icon embedded in select models of handsets or from a mobile operator's portal or web site.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, without limitation, statements that are not historical fact relating to our financial performance and business operations, our new products and services and our corporate governance. These statements involve risks and uncertainties and our actual results may differ materially from those expressed or implied in the statements in this press release. Potential risks and uncertainties include, but are not limited to, any uncertainties associated with Hanhui Sun joining our board of directors; continued competitive pressures in China's wireless interactive services market; unpredictable changes in technology and consumer demand in this market; the state of our relationship with China's mobile operators; our dependence on the substance and timing or the billing systems of mobile operators for our performance; and changes in our operating environment, the character and effects of which are difficult to predict. For additional discussion of these risks and uncertainties and other factors that may impact the reliability of the forward-looking statements in this press release, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.

Investor Contact:
JP Gan
Senior Vice President of Finance
Tel.:    +86 10 8857 6000
E-mail:  ir@kongzhong.com

Tip Fleming
Christensen
Tel:     1 917 412 3333
E-mail:  tfleming@ChristensenIR.com

Media Contact:
Xiaohu Wang
Manager
Tel:     +86 10 8857 6000
E-mail:  xiaohu@kongzhong.com



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